Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan of Infoblox Inc. of our reports dated September 20, 2013, with respect to the consolidated financial statements of Infoblox Inc. and the effectiveness of internal control over financial reporting of Infoblox Inc., included in its Annual Report (Form 10-K) for the year ended July 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 5, 2014